UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


            DATE OF REPORT (DATE OF EARLIEST REPORTED) MARCH 20, 2003
                                                       ______________




                               EARTHNETMEDIA, INC.
              ____________________________________________________
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


        NEVADA                        333-57514                  95-4834274
______________________               ___________             ___________________
(STATE OR JURISDICTION               (COMMISSION              (I.R.S. EMPLOYER
  OF INCORPORATION)                   FILE NO.)              IDENTIFICATION NO.)


                                222 AMALFI DRIVE
                             SANTA MONICA, CA 90402
                               TEL: (310) 459-1081
          _____________________________________________________________
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

This Current Report on Form 8-K is filed by EarthNetMedia, Inc., a Nevada corporation (the "Company"), in connection with the matters described herein.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Reference is made to the C Warrants and D Warrants issued by the Company as part of an offering of Units made by the Company in December 2001. By their original terms, each C Warrant gave its holder the right to purchase shares of the Company's Common Stock at a price of $2.00 per share and each D Warrant gave its holder the right to purchase shares of Common Stock at a price of $2.25 per share. On December 18, 2002, the Board of Directors of the Company agreed to adjust the exercise price of the C Warrants to $1.32 per share for all shares of Common Stock purchased after that date, and also extended the exercise period for the C Warrants and the D Warrants from 3:30 PM Pacific Time on December 20, 2002 until 3:30 PM Pacific Time on March 31, 2003. All other terms and conditions of the C Warrants and the D Warrants remained unchanged.

Effective as of January 20, 2003, the number of shares of the Company's Common Stock which may be purchased through exercise of the Company's then outstanding C Warrants and D Warrants were increased on a six for one basis, and the exercise price per share under the terms of these C Warrants and D Warrants were divided by six, to $0.22 per share for the C Warrants and $0.375 per share for the D Warrants.

The Board of Directors of the Company have agreed to (i) reduce the exercise price of the C Warrants to $0.12 per share of Common Stock and the exercise price of the D Warrants to $0.20 per share of Common Stock, in each case for all shares purchased after March 20, 2003; and (ii) extend the exercise period of the C Warrants and the D Warrants to 3:30 PM Pacific Time on April 30, 2003. All other terms and conditions of the C Warrants and D Warrants remain unchanged.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

EXHBIT 20.4  Letter Sent to Holders of the Company's C Warrants and D Warrants


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           EARTHNETMEDIA, INC.



                                           By:  /s/   ALIE CHANG
                                           _____________________________________
                                           Alie Chang
                                           President and Chief Executive Officer